EXHIBIT 4.1

AMENDMENT NO. 4 TO RIGHTS AGREEMENT

This Amendment No. 4 to Rights Agreement (this “Amendment”), dated as of August 9, 2006, to the Rights Agreement, dated as of November 4, 1988, as amended (collectively, the “Rights Agreement”), is between FILENET CORPORATION, a Delaware corporation (the “Company”), and COMPUTERSHARE TRUST CO., N.A. (the “Rights Agent”).

The Company and the Rights Agent have heretofore executed and entered into the Rights Agreement. Pursuant to Section 26 of the Rights Agreement, the Company and the Rights Agent may from time to time supplement or amend the Rights Agreement in accordance with the provisions of Section 26 thereof and the Company desires and directs the Rights Agent to so amend the Rights Agreement. All acts and things necessary to make this Amendment a valid agreement according to its terms have been done and performed, and the execution and delivery of this Amendment by the Company and the Rights Agent have been in all respects authorized by the Company and the Rights Agent.

In consideration of the foregoing premises and mutual agreements set forth in the Rights Agreement and this Amendment, the parties hereto agree as follows:

1. Section 1(a) of the Rights Agreement is hereby deleted in its entirety and replaced with the following:

“Acquiring Person” shall mean any Person (as such term is hereinafter defined) who or which, together with all Affiliates and Associates (as such terms are hereinafter defined) of such Person, shall be the Beneficial Owner (as such term is hereinafter defined) of 15% or more of the Common Shares of the Company then outstanding but shall not include the (i) Company, (ii) any Subsidiary of the Company, (iii) any employee benefit plan of the Company or of any Subsidiary of the Company or any entity holding shares of capital stock of the Company for or pursuant to the terms of any such plan, in its capacity as an agent or trustee for any such plan or (iv) International Business Machines Corporation, a New York corporation (“IBM”), or any Affiliate or Associate thereof; provided, however, that IBM will become an “Acquiring Person” in the event that IBM becomes the Beneficial Owner of an aggregate of 15% or more of the Common Shares of the Company then outstanding other than as a result of the approval, execution or delivery of, or consummation of the transactions contemplated by that certain Agreement and Plan of Merger, dated as of August 9, 2006 or any amendments thereof approved by the Board of Directors of the Company (the “Merger Agreement”), among the Company, IBM, and Nassau Acquisition Corp.

2. Section 1(i) of the Rights Agreement is hereby amended by adding as the final sentence thereto the following:

Notwithstanding anything in the Agreement to the contrary, no Shares Acquisition Date shall be deemed to have occurred solely as a result of (i) the approval, execution or delivery of the Merger Agreement, including the approval, execution and delivery of any amendments thereto, (ii) adoption of the Merger Agreement by the Company’s stockholders, (iii) acceptance for payment and purchase of the Company’s Common Shares and/or the conversion of the Company’s Common Shares into the right to receive the Merger Consideration (as such term is defined in the Merger Agreement) pursuant to the Merger Agreement, (iv) the announcement of the Merger Agreement or the Merger (as such term is defined in the Merger Agreement) or (v) the consummation of any other transaction contemplated by the Merger Agreement, including the Merger.

3. Section 3(a) of the Rights Agreement is hereby amended by adding as the final sentence thereto the following:

Notwithstanding anything in this Agreement to the contrary, no Distribution Date shall be deemed to have occurred solely as a result of (i) the approval, execution or delivery of the Merger Agreement, including the approval, execution and delivery of any amendments thereto, (ii) adoption of the Merger Agreement by the Company’s stockholders, (iii) acceptance for payment and purchase of the Company’s Common Shares and/or the conversion of the Company’s Common Shares into the right to receive the Merger Consideration (as such term is defined in the Merger Agreement) pursuant to the Merger Agreement, (iv) the announcement of the Merger Agreement or the Merger (as such term is defined in the Merger Agreement) or (v) the consummation of any other transaction contemplated by the Merger Agreement, including the Merger.

5. Section 7(a) of the Rights Agreement is hereby amended to delete the word “or” at the end of Section 7(a)(ii), to delete the period at the end of Section 7(a)(iii) and to add the following clause at the end of Section 7(a):

“or (iv) immediately prior to the Effective Time (as defined in the Merger Agreement).”

6. Section 11(a)(ii) of the Rights Agreement is hereby amended by adding as the final sentence thereto the following:

Notwithstanding anything in this Agreement to the contrary, no person shall be deemed to have become an “Acquiring Person” solely as a result of (i) the approval, execution or delivery of the Merger Agreement, including the approval, execution and delivery of any amendments thereto, (ii) adoption of the Merger Agreement by the Company’s stockholders, (iii) acceptance for payment and purchase of the Company’s Common Shares and/or the conversion of the Company’s Common Shares into the right to receive the Merger Consideration (as such term is defined in the Merger Agreement) pursuant to the Merger Agreement, (iv) the announcement of the Merger Agreement or the Merger (as such term is defined in the Merger Agreement) or (v) the consummation of any other transaction contemplated by the Merger Agreement, including the Merger.

7. Section 13(a) of the Rights Agreement is hereby amended by adding as the final sentence thereto the following:

Notwithstanding anything in this Agreement to the contrary, none of the events described in clauses (A) through (C) of the first sentence of this Section 13(a) shall be deemed to have occurred solely as a result of (i) the approval, execution or delivery of the Merger Agreement, including the approval, execution and delivery of any amendments thereto, (ii) adoption of the Merger Agreement by the Company’s stockholders, (iii) acceptance for payment and purchase of the Company’s Common Shares and/or the conversion of the Company’s Common Shares into the right to receive the Merger Consideration (as such term is defined in the Merger Agreement) pursuant to the Merger Agreement, (iv) the announcement of the Merger Agreement or the Merger (as such term is defined in the Merger Agreement) or (v) the consummation of any other transaction contemplated by the Merger Agreement, including the Merger.

8. A new Section 33 shall be added and shall read as follows:

33. Termination. Immediately prior to the Effective Time (as defined in the Merger Agreement), this Agreement shall be terminated and all outstanding Rights shall expire.

9. The Company hereby agrees to promptly notify the Rights Agent, in writing, upon the occurrence of the Effective Time (as defined in the Merger Agreement), which notice shall specify (i) that the Effective Time (as defined in the Merger Agreement) has occurred and (ii) the date upon which this Agreement was terminated.

10. The Company hereby agrees to promptly notify the Rights Agent, in writing, upon the termination of the Merger Agreement and/or the abandonment of the Merger, which notice shall specify (i) that the Merger Agreement has been terminated and/or the Merger has been abandoned and (ii) the date upon which the Merger Agreement has been terminated and/or the Merger has been abandoned.

11. Except as expressly amended hereby, the Rights Agreement remains in full force and effect in accordance with its terms.

12. This Amendment shall be governed by and construed in accordance with the laws of the State of Delaware.

13. This Amendment may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed an original, and all such counterparts shall together constitute but one and the same instrument.

14. Except as expressly set forth herein, this Amendment shall not by implication or otherwise alter, modify, amend or in any way affect any of the terms, conditions, obligations, covenants or agreements contained in the Rights Agreement, all of which are ratified and affirmed in all respects and shall continue in full force and effect.

15. Capitalized terms used herein but not defined shall have the meanings given to them in the Rights Agreement.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of the day and year first above written.

FILENET CORPORATION

By:	/s/ Philip C. Maynard
Name:	Philip C. Maynard
Title:	Senior Vice President and Chief Legal Officer

COMPUTERSHARE TRUST CO., N.A. as Rights Agent

By:	/s/ Tyler Haynes
Name:	Tyler Haynes
Title:	Managing Director

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